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Exhibit 5.1

27 September 2004

Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
U.S.A.

Dear Sirs

Foster Wheeler Ltd. (the "Company")

        We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the "Commission") on 27 September 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 39,172,165 common shares, par value US$1.00 per share (the "Common Shares"), issuable pursuant to a management restricted stock plan (the "Stock Plan") and 56,421 series B convertible preferred shares, par value US$1.00 per share (the "Preferred Shares"), issuable pursuant to a stock option plan (the "Option Plan" and, together with the Stock Plan, the "Plans", each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

        For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by a Secretary of the Company on 27 September 2004, copies of resolutions of the board of directors of the Company adopted at meetings held on 10 September 2004 and 21 September 2004, unanimous written resolutions of the board of directors of the Company dated 24 September 2004 ( collectively, the "Minutes") a certificate of designation (the "Certificate of Designation") in respect of the Preferred Shares adopted by the authority of the board of directors of the Company as of 24 September 2004, all certified by a Secretary of the Company on 27 September 2004, a copy of a letter to the Company from the Bermuda Monetary Authority dated 18 September, 2003 (the "BMA Permission") granting permission for the issue and transferability of the Company's shares, subject to the conditions set out therein and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

        We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Common Shares and/or any Preferred Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) any Awards (as defined in the Stock Plan) and any Options (as defined in the Option Plan) will be issued, and will be settled or exercised, in accordance with the respective Plans, (h) the board of directors of the Company acted reasonably and in the best interests of the Company in adopting the Plans and authorizing the issuance of the Common Shares and the Preferred Shares thereunder, and has exercised the power to authorise the issuance of the Common Shares and the Preferred Shares for a proper purpose, (i) that at the time any of the Common Shares and the Preferred Shares are issued, or any Preferred Shares are converted in accordance with the Certificate of Designation, a class of shares of the Company are (A) listed on an "appointed stock exchange" as defined in the Companies Act 1981 of Bermuda, or (B) quoted in the "Pink Sheets" (an electronic inter-dealer quotation medium for the buying and selling of securities by market makers and brokers), or (C) quoted on the OTC Bulletin Board, being the requirements of the BMA Permission, and (j) at the date of entering into the Plans the Company is, and after entering into the Plans will be, able to pay its liabilities as they become due.

        We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares and the Preferred Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

        On the basis of, and subject to, the foregoing, we are of the opinion that:

  1.
  The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

  2.
  When issued and paid for in accordance with the respective terms of the Plans, the Common Shares and the Preferred Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/Conyers Dill & Pearman

CONYERS DILL & PEARMAN

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27 September 2004